Exhibit 10.1
STOCK ACQUISITION AGREEMENT

THIS STOCK ACQUISITION AGREEMENT (this “Agreement”) is made and entered effective the 18th day of May, 2009 (the “Effective Date”), by EGPI FIRECREEK, INC., a Nevada corporation (“Assignor”), and FIRECREEK GLOBAL, INC., a Delaware corporation (“Assignee”);

A.           Assignor is the record owner and holder of all of the issued and outstanding shares of the capital stock (the “Stock”) of Firecreek Petroleum, Inc., a Delaware corporation (the “Corporation”).

B.           Assignee desires to acquire from Assignor, and Assignor desires to assign to Assignee, all of issued and outstanding shares of the Stock, subject to the terms and conditions hereinafter set forth;

In consideration of the respective covenants and agreements in this Agreement, Assignor and Assignee agree as follows:

1.           Acquisition. Subject to the terms and conditions herein set forth, Assignor shall, at Closing (hereinafter defined) assign and transfer to Assignee all of the issued and outstanding shares of the Stock using the form of stock assignment (“Stock Assignment”) attached as Exhibit “A” hereto, and deliver to Assignee all of the stock certificates representing such shares in the manner provided in the Stock Assignment.

2.           Consideration. The consideration to be paid by Assignee for the Stock shall be the sum of Ten and No/100 Dollars ($10.00).

3.           Delivery Matters. Assignor shall immediately deliver to Assignee, at the expense of Assignor, copies of tax returns and corporate documents relating to the financial status and operations of the Corporation since May, 2005.

4.           Due Diligence Period. Assignee shall have until Closing to review and approve the documents delivered pursuant to Paragraph 3. If Assignee does not approve the same in writing before Closing, this Agreement shall automatically terminate and neither party shall have further obligation to the other party hereunder.

5.           Closing Matters.

(a)           Closing. Subject to Assignee’s approval of its due diligence review of Corporation matters during the Due Diligence Period, closing of the transactions contemplated by this Agreement (“Closing”) shall occur in a manner to be agreed upon by the parties and be effective as of May 18, 2009 based upon formal confirmation and acceptance of all items herein this Agreement, by a formal Closing Notification Letter, which upon execution thereof by the parties hereto shall be attached and made a part of this Agreement on Exhibit “C”..

(b)           Assignment and Stock Certificates. Assignor will deliver to Assignee at Closing the attached form of Stock Assignment, and stock certificates representing all of the issued and outstanding shares of the Stock, duly endorsed for transfer as provided in the Stock Assignment.

(c)           Right of First Refusal. Assignor and Assignee shall mutually execute and deliver at Closing the form of right of first refusal agreement attached as Exhibit “B” hereto, granting to Assignor the right of first refusal, for a period of two (2) years after Closing, to participate in certain overseas projects in which Assignee may have or obtain rights as a consequence of Assignee’s previous activities in certain areas of the world.

(d)           Resignations. Assignor will deliver to Assignee at Closing the resignation of each director and officer of the Corporation, to be effective as of the effective date of Closing.

(e)           Books, Records and Documents. Assignor will deliver to Assignee at Closing, or as soon as possible after Closing, originals of all of the books and records of the Corporation; provided, however, that as to filings and returns made jointly with Assignor copies thereof may be delivered by Assignor if such copies are certified by the Chief Executive Officer of Assignor to be true, correct and complete copies thereof, and provided, further, that Assignee shall have the right after for a period of four (4) years after the Closing date, upon reasonable notice given to Assignor, to obtain access to and make copies of the originals of all such filings and returns.

(f)           Accounting System. Assignor will deliver to Assignee promptly after Closing the Quickbooks Pro data base for the accounting system of the Corporation.

(g)           Changes after Effective Date. Between the Effective Date and Closing, Assignor will promptly advise Assignee in writing of any fact which, if existing or known as of the Effective Date, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to Assignee.

6.           Representations and Warranties of Assignor. Assignor hereby warrants and represents as follows, which warranties and representations shall be effective as of the Effective Date and as of the Closing date:

(a)           Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in the States of Texas and Wyoming, and having full corporate power and authority to carry on its business as it is now being conducted.

(b)           Capitalization. The Corporation is authorized to issue 100,000 shares of $0.005 par value common stock, and 50,000 shares of $0.005 par value preferred stock. The Corporation issued to Assignor 100,000 shares of $0.005 par value common stock and 25,669 shares of $0.005 par value preferred stock (the preferred stock has been cancelled and returned to treasury), and no other shares of any of the Stock.

(c)           Restrictions on Stock. There are no restrictions on any shares of the Stock. Neither the Corporation nor Assignor is a party to any agreement creating rights in any third person relating to the Stock.

(d)           Ownership of Stock. Assignor is the lawful owner of all of the issued and outstanding shares of the Stock, free and clear of any security interests, liens, encumbrances, equities and other charges.

(e)           Warrants, Options, Agreements. There are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the Stock, nor are there any securities convertible into shares of the Stock.

(f)           Subsidiaries. The Corporation has no subsidiaries.

(g)           Properties and Assets. The Corporation has no properties or assets.

(h)           Authority Relative to this Agreement. Assignor has full power and authority to execute this Agreement and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Assignor will not constitute a breach or a violation of Assignor’s or the Corporation’s Certificate of Formation, Bylaws, or any law, agreement or other instrument to which Assignor or the Corporation is a party or by which Assignor or the Corporation is bound, or constitute a violation of any order, judgment or decree pertaining to Assignor or the Corporation.

(i)           Tax Matters. the Corporation has timely prepared and filed, or Assignor has timely prepared and filed on behalf of the Corporation, all federal, state and local tax returns and reports required to be filed by or on behalf of the Corporation and all taxes shown thereon have been paid in full.

(j)           Litigation. the Corporation is not a party to any litigation, proceeding or administrative investigation and, to the best knowledge of Assignor, none is pending against the Corporation.

(k)           Compliance with Applicable Laws. None of the Corporation’s actions are prohibited by or have violated or will violate any applicable law in effect on the Effective Date or the Closing date. None of the actions of the Corporation shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the Stock under the provisions of the Certificate of Formation or Bylaws or any agreement to which Assignor or the Corporation is a party or by which the Stock is bound. The Corporation is in compliance with all applicable laws, including, but not limited to, corporate laws, and regulations, internal revenue laws, and all other laws which effect the operations of the Corporation or the liability of the Corporation.

(l)           Financial Statements. The Corporation’s financial statements to be delivered by Assignor to Assignee pursuant to Paragraph 3 shall be true, correct and complete as of Closing as well as the Effective Date. Assignor shall not permit the Corporation to incur any increase in the Corporation’s debts or obligations, or permit the Corporation to enter into any agreements of any kind whatsoever, between the Effective Date and Closing.

(m)           Corporation Documents. The Corporation’s corporate documents to be delivered to Assignee pursuant to Paragraph 3 shall be true, complete and correct as of Closing as well as the Effective Date.

(n)           Conduct of the Corporation’s Business Until Closing. Except as Assignee may otherwise consent in writing prior to the Closing date, Assignor will not enter into any transaction or take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Assignor contained in this Agreement, to be not true on the Closing date.

7.           Broker Commissions. Assignor represents that there has been no act or omission by Assignor or the Corporation which would give rise to any valid claim against Assignee or the Corporation for a brokerage commission or other like payment in connection with the transactions contemplated hereby. Assignee represents that there has been no act or omission by Assignee which would give rise to any valid claim against Assignor for a brokerage commission or other like payment in connection with the transactions contemplated hereby.

8.           SEC Filings. Assignor shall, at its sole expense, promptly cause any necessary filings to be made with the Securities Exchange Commission or any state securities agency relating to the proposed sale and purchase of the Stock, whether such filings are due prior to or after Closing.

9.           Income Tax. Assignor shall, at its sole expense, be responsible for filing all federal and state tax filings for 2008 whether the same remain to be filed prior to Closing or are required to be filed thereafter year. Assignee shall be responsible for all such tax filings for 2009 and subsequent years. In addition, Assignor shall, at its sole expense, be responsible for any state or federal income taxes and/or penalties arising during the period of time that the Corporation was a subsidiary of Assignor. Assignor shall and does hereby agree to indemnify, defend and hold harmless Assignee from and against all federal, state and local income or other taxes of the Corporation attributable to the period of time that the Corporation was a subsidiary of Assignor and/or arising because the Corporation will not be a subsidiary of Assignor after Closing.

10.           Undisclosed Actions and Omissions. Assignor shall and does hereby agree to indemnify, hold harmless and defend Assignee from and against liabilities, debts, losses, claims and actions arising out of actions or omissions of the Corporation occurring during the three (3) year period prior to Closing to the extent the same (i) were known by Assignor prior to Closing, (ii) were not known by Assignee prior to Closing, and (iii) were not disclosed in writing by Assignor pursuant hereto.

11.           Expenses. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

12.           General.

(a)           Survival of Representations and Warranties. Assignor’s representations, warranties, covenants and agreements herein and in any documents delivered by Assignor in connection herewith shall survive the Closing date and terminate on the second anniversary of such date. Except as set forth in this Agreement, or in any documents and papers delivered by Assignor to Assignee in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

(b)           Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein or in any documents delivered in connection herewith. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(c)           Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, addressed to the party to whom such notice is intended to be given at such party’s address set forth below its signature hereto.

(d)           Entire Agreement. This Agreement (including the exhibits hereto and all documents and papers delivered by Assignor pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(e)           Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)           Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(g)           Corporation Obligations. The parties understand that the Corporation has significant monetary obligations to third persons and parties, that those obligations will remain with the Corporation and will no longer be filed and reported as part of combined reporting by Assignor and its subsidiaries, and that Assignor has no direct obligations to pay or satisfy such obligations, now or in the future. Notwithstanding the foregoing, Assignee is not assuming personal liability for, or in any capacity as guarantor or warrantor of, any of the obligations of the Corporation, and the same shall be solely the obligations of the Corporation. Assignee does not warrant or guaranty that any of the obligations of the Corporation will be paid in part or in whole.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto on the date indicated below each party’s signature hereto, to be effective as of the Effective Date. If both parties have not executed this Agreement within one business day after the first signing party executes this Agreement, this Agreement shall be null and void.

ASSIGNOR:

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, CEO

Date of Execution:

Address for Notices:	6564 Smoke Tree Lane
Scottsdale, Arizona 85253

ASSIGNEE:

FIRECREEK GLOBAL, INC.

By:	/s/ John R. Taylor
John R. Taylor, President & CEO

Date of Execution:

Address for Notices:	6777 Camp Bowie Blvd.
Suite 332
Fort Worth, Texas 76116

EXHIBIT “A”

Form of Stock Assignment

EXHIBIT “B”

Form of Right of First Refusal Agreement

EXHIBIT “C”

Closing Notification Letter